Exhibit 19.1
CARIBOU BIOSCIENCES, INC.
Amended and Restated Policy on Insider Trading
This Amended and Restated Insider Trading Policy (this “Policy”) describes the standards of Caribou Biosciences, Inc. and its subsidiaries (the “Company”) on trading, and causing the trading of, the Company’s securities or securities of certain other publicly traded companies while in possession of confidential information.
One of the principal purposes of the federal securities laws is to prohibit so-called “insider trading.” Simply stated, insider trading occurs when a person in possession of material nonpublic information obtained through involvement with the Company purchases, sells, gives away, or otherwise trades the Company’s securities or provides that information to others outside the Company who then purchase or sell the Company’s securities. The prohibitions against insider trading apply to trades, tips, and recommendations by employees, consultants, contractors, officers, and directors of the Company (and their respective Immediate Family Members), if the information involved is “material” and “nonpublic.” These terms are defined in this Policy under Section 3 below. The prohibitions apply to all employees, consultants, contractors, officers, and directors of the Company (and their respective Immediate Family Members) who buy or sell Company stock while in possession of or on the basis of material nonpublic information that they obtained about the Company, its customers or suppliers, or other companies with which the Company has contractual relationships or may be negotiating transactions. For purposes of this Policy, “Immediate Family Members” shall mean such person’s spouse, such person’s domestic partner, such person’s children who are living in such person’s household, and any other persons living in such person’s household.
1.     Scope
This Policy applies to all trading or other transactions in the Company’s securities, including common stock, options, and any other securities that the Company may issue, such as preferred stock, notes, bonds, and convertible securities, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company.
This Policy applies to all employees, consultants, contractors, officers, and directors of the Company (and their respective Immediate Family Members).
2.     General Policy: No Trading or Causing Trading While in Possession of Material Nonpublic Information
(a)     No employee, consultant, contractor, officer, or director of the Company (or any of their Immediate Family Members) may purchase or sell, or offer to purchase or sell, any Company security, whether or not issued by the Company, while in possession of “material nonpublic information” about the Company (as defined in Section 3(a) and (b) below).

(b)     No employee, consultant, contractor, officer, or director of the Company (or any of their Immediate Family Members) who knows of any material nonpublic information about the Company may communicate that information to (“tip”) any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.
(c)     No employee, consultant, contractor, officer, or director of the Company (or any of their Immediate Family Members) may purchase or sell any security of any other company, whether or not issued by the Company, while in possession of material nonpublic information about that company that was obtained in the course of their involvement with the Company. No employee, consultant, contractor, officer, or director of the Company (or any of their respective Immediate Family Members) who knows of any such material nonpublic information may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Company's authorization.
(d)     All directors and executive officers of the Company who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such persons referred to hereinafter as “Company Insiders”) must “pre-clear” all trading in securities of the Company in accordance with the procedures set forth in Section 7 below.
(e)     From time to time, the Company may engage in transactions in its own securities. It is the Company's policy that any transactions in securities by the Company will comply with applicable laws with respect to insider trading.
3.     Definitions
(a)     Material. Insider trading restrictions come into play only if the information possessed is “material.” Materiality involves a relatively low threshold. Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision.
Information dealing with the following subjects is reasonably likely to be found material in particular situations:
•results or material data from clinical trials or preclinical studies, or other significant research or development milestones;
•significant communications to or from regulatory agencies, or other significant regulatory developments;
•selection and development of a new product candidate or new indication for an existing product candidate;
•significant intellectual property developments;
•developments regarding significant litigation or government agency investigations;

•proposals, plans, or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, or purchases or sales of substantial assets;
•the entry into new license or collaboration agreements, developments regarding the negotiation thereof, material disputers related thereto, or the termination thereof;
•the entry into new supply or contract manufacturing agreements, developments regarding the negotiation thereof, material disputes related thereto, or the termination thereof;
•earnings information, including quarterly and year-end operating results, and changes in financial performance or liquidity;
•guidance or statements on earnings estimates, changes in earnings estimates;
•unusual gains or losses in major operations or significant write-downs in assets or increases in reserves;
•extraordinary borrowings;
•bankruptcies or receiverships;
•significant change in accounting methods or policies;
•changes in auditors or auditor notification that the Company may no longer rely on an audit report;
•significant changes in the Company’s prospects;
•significant changes in the Company's management or its board of directors;
•new investments or financings or material developments regarding investments or financings;
•events regarding the Company’s securities (such as defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits, or changes in dividends, changes to the rights of security holders, public or private sales of additional securities, or information related to any additional funding); and
•cybersecurity risks and incidents, including vulnerabilities and breaches.
Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition, or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on the Company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular nonpublic information is material, employees, consultants, contractors, officers, and directors of the Company (and any of their Immediate Family Members) should presume it is material. If an employee, consultant, contractor, officer, or director of the Company is unsure whether information is material, they should consult the Compliance Officer (defined below) before making any decision to disclose such information or to trade in or recommend securities to which that information relates or assume that the information is material.
(b)     Nonpublic. Insider trading prohibitions come into play only when employees, consultants, contractors, officers, and directors of the Company (or any of their Immediate Family Members) possess information that is material and “nonpublic.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, employees, consultants, contractors, officers, and directors (or any of their Immediate Family Members) must wait until the close of business on the first full trading day after the information was publicly disclosed before you can treat the information as public.
Nonpublic information may include:
•information available to a select group of analysts or brokers or institutional investors;
•undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and
•information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and a sufficient amount of time has elapsed for the market to respond to a public announcement of the information (normally one trading day).
As with questions of materiality, if employees, consultants, contractors, officers, or directors are not sure whether information is considered public, they should either consult with the Compliance Officer or assume that the information is nonpublic and treat it as confidential.
(c)     Compliance Officer. The Company has appointed the Chief Legal Officer as the Compliance Officer for purposes of this Policy. The Chief Legal Officer may also designate additional individuals to assist them in carrying out all duties of the Compliance Officer. In the event that the Chief Legal Officer is not available or desires to effect a transaction in Company securities for which pre-clearance or approval is required under this Policy, the Chief Executive Officer of the Company shall serve as the Compliance Officer. In the event that the Chief Legal Officer is unavailable and a transaction in Company securities is pre-cleared by the Chief Executive Officer, the Chief Legal Officer shall be informed of such pre-clearance as soon as possible. The duties of the Compliance Officer include, but are not limited to, the following:
•assisting with implementation and enforcement of this Policy;

•circulating this Policy to all employees and ensuring that this Policy is amended as necessary to remain up to date with insider trading laws;
•pre-clearing all trading in securities of the Company by Company Insiders in accordance with the procedures set forth in Section 7 below;
•providing approval of any Rule 10b5-1 plans under Section 6(b) below; and
•providing a reporting system with an effective whistleblower protection mechanism.
4.     Exceptions
The trading restrictions of this Policy do not apply to the following:
(a)     401(k) Plans. Investing 401(k) plan contributions in a Company stock fund in accordance with the terms of the Company's 401(k) plan is permitted. However, any changes in an employee’s investment election regarding the Company’s stock is subject to trading restrictions under this Policy.
(b)     ESPP. Purchasing Company stock through periodic, automatic payroll contributions to the Company’s Employee Stock Purchase Plan (“ESPP”) is permitted. However, electing to enroll in the ESPP, making any changes in elections under the ESPP, and selling any Company stock acquired under the ESPP are subject to trading restrictions under this Policy.
(c)     Options. Exercising stock options granted under the Company's stock option plans for cash or the delivery of previously owned Company stock is permitted. However, the sale of any shares issued on the exercise of Company-granted stock options and any cashless exercise of Company-granted stock options are subject to trading restrictions under this Policy.
(d)    Restricted Stock and Restricted Stock Units. This Policy does not apply to the vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which the holder elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock units. The Policy does apply, however, to any market sale of restricted stock or restricted stock units.
(e)    Approved 10b5-1 Plans. The trading restrictions of the Policy do not apply to transactions pursuant to an Approved 10b5-1 Plan (as described in Section 6 of the Policy).
(f)     Bona fide Gifts. No Covered Person may give, donate or make any other transfer of Company securities without consideration when the Covered Person is not permitted to trade under this Policy unless the recipient agrees not to sell the shares until the Covered Person is permitted to sell.

5.     Violations of Insider Trading Laws
Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties, and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.
(a)     Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company’s securities when they have material nonpublic information can be sentenced to a substantial jail term and be required to pay a criminal penalty of several times the amount of profits gained or losses avoided.
In addition, a person who tips others may also be liable for transactions by the tippees to whom they have disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the Securities and Exchange Commission (“SEC”) has imposed large penalties even when the tipper did not profit from the transaction.
The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for up to the greater of (i) more than $2.6 million or (ii) three times the amount of profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.
(b)     Company-Imposed Penalties. Employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by the Compliance Officer and must be provided before any activity contrary to the above requirements takes place.
6.     Blackout Periods
(a)     Blackout Periods. From time to time, material nonpublic information regarding the Company (such as negotiation of mergers, acquisitions, or dispositions; regulatory developments; investigations; litigation; and new product developments) may be pending and not be publicly disclosed. While such material nonpublic information is pending, the Company may impose special blackout periods during which certain employees, consultants, contractors, officers, and directors of the Company (“Covered Persons”) will be prohibited from trading in the Company's securities due to their position or responsibilities or their actual or potential access to material nonpublic information. If the Company imposes a special blackout period, it will notify the Covered Persons affected.
(b)     Exception. The trading restrictions described in Section 6(a) above do not apply to transactions under a preexisting written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Exchange Act (an “Approved 10b5-1 Plan”) that:

(i)     has been reviewed and approved by the Compliance Officer in advance of being entered into(or if revised or amended (to the extent then permitted), such revisions or amendments have been reviewed and approved by the Compliance Officer in advance of in advance of being entered into);
(ii)    provides that no trades may occur thereunder until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B), and no trades occur until after that time. The appropriate cooling-off period will vary based on the status of the Covered Person. For directors and officers, the cooling-off period ends on the later of (x) ninety days after adoption or certain modifications of the Approved 10b5-1 Plan; or (y) two business days following disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the quarter in which the Approved 10b5-1 Plan was adopted. For all other Covered Persons, the cooling-off period ends 30 days after adoption or modification of the Approved 10b5-1 Plan. This required cooling-off period will apply to the entry into a new Approved 10b5-1 Plan and any revision or modification of an Approved 10b5-1 Plan;
(iii)     was entered into in good faith by the Covered Person at a time when the Covered Person was not in possession of material nonpublic information about the Company as evidenced by a written certification from such Covered Person; and
(iv)     gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.
(v)     it is the only outstanding Approved 10b5-1 Plan entered into by the Covered Person (subject to the exceptions set out in Rule 10b5-1(c)(ii)(D)).
The Company reserves the right to prevent any transactions in Company securities, even those pursuant to an Approved 10b5-1 Plan, if the Compliance Officer determines that prevention of such transaction is necessary to comply with securities law or any contractual obligations of the Company.
7.     Pre-Clearance of Securities Transactions by Company Insiders
(a)     Because Company Insiders are likely to obtain material nonpublic information on a regular basis, the Company requires all such persons to refrain from trading without first pre-clearing all transactions in the Company's securities.
(b)     Subject to the exemption in subsection (d) below, no Company Insider may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge, or loan of) any Company security at any time without first obtaining prior approval from the Compliance Officer. These procedures also apply to transactions by such person’s Immediate Family Members and to transactions by entities over which such person exercises control. As part of the pre-clearance procedures, the Company Insider shall provide upon request from the Compliance

Officer a written certification that the Company Insider is not in possession of material nonpublic information about the Company.
(c)     The Compliance Officer shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re-requested.
(d)     Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan that complies with Section 6(b) and the applicable rules under the Exchange Act. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third party effecting transactions on behalf of the Company Insider should be instructed to send duplicate confirmations of all such transactions to the Compliance Officer.
8.     Restricted or Prohibited Transactions
(a)     Employees, consultants, contractors, officers, and directors of the Company (and their Immediate Family Members) are prohibited from trading in the Company’s equity securities during a blackout period imposed under an “individual account” retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell, or otherwise acquire or transfer an interest in equity securities of the Company, due to a temporary suspension of trading by the Company or the plan fiduciary.
(b)     Company Insiders who purchase Company securities may not sell any Company securities of the same class for at least six months after the purchase, unless such transaction is first pre-cleared by the Compliance Officer.
(c)    The following transactions are strictly prohibited for all employees, consultants, contractors, officers, and directors of the Company (including their Immediate Family Members):
(i)     Short sales. No employee, consultant, contractor, officer, or director (including such persons’ Immediate Family Members) may sell the Company’s securities short;
(ii)     Options trading. No employee, consultant, contractor, officer, or director (including such persons’ Immediate Family Members) may buy or sell puts or calls or other derivative securities on the Company's securities;
(iii)     Trading on margin or pledging. No employee, consultant, contractor, officer, or ,director (including such persons’ Immediate Family Members) may hold Company securities in a margin account or pledge Company securities as collateral for a loan; and
(iv)     Hedging. No employee, consultant, contractor, officer, or director (including such persons’ Immediate Family Members) may enter into hedging or monetization transactions or similar arrangements with respect to Company securities.

9.     Inquiries
If you have any questions regarding any of the provisions of this Policy, please contact the Chief Legal Officer at (510) 982-6030.
10.    Effective Date
    This Policy is effective as of February 19, 2025.